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                                                                      EXHIBIT 99
                                                                      ----------

                           NEW SOUTH BANCSHARES, INC.
                            1900 Crestwood Boulevard
                            Birmingham, Alabama 35210
                             Telephone 205-951-4000

                                 March 28, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re: New South Bancshares, Inc. Annual Report on Form 10-K for the Year ended December 31, 2001; Confirmation of Receipt of Assurances from Arthur Andersen LLP

Ladies and Gentlemen:

         This Letter is written pursuant to Temporary Note 3T to Article 3 of Regulation S-X.

         New South Bancshares, Inc. ("Bancshares") has received a representation letter from Arthur Andersen LLP ("Andersen") stating that the audit of the consolidated financial statements of Bancshares and subsidiaries as of December 31, 2001 and for the year then ended was subject to Andersen's quality control system for U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. We do not have foreign affiliates, so the assurance from Andersen as to foreign affiliates is not relevant.

                                Very truly yours,

                                NEW SOUTH BANCSHARES, INC.

                                By: /s/ Richard W. Edwards
                                   ------------------------
                                        Richard W. Edwards

                                Its: Vice President and Chief Financial Officer